Exhibit 99.1

BUSINESS

Our Company

We are a leading Spanish-language media and entertainment company with radio or television stations in the top seven U.S. Hispanic markets, including Puerto Rico, ranked by purchasing power. Our radio and television stations serve markets representing approximately 41% and over 15% of the U.S. Hispanic population, respectively. We produce and distribute Spanish-language content, including radio programs, television shows, music and live entertainment through our 21 radio stations and our television group, MegaTV, which produces over 50 hours of original programming per week. MegaTV broadcasts via our owned and operated stations in South Florida and Houston and through distribution agreements with eight other stations, including nationally on a subscriber basis. We also own 21 bilingual websites, including www.lamusica.com, Mega.tv and various station websites. In addition, we produce live concerts and events in the United States and Puerto Rico. Concerts generate revenue from ticket sales, sponsorship and promotions, raise awareness of our brands in the surrounding communities and provide our advertising partners additional opportunities to reach their target audience.

For the twelve months ended September 30, 2011, we generated 87% of our net revenue from our radio segment and 13% of net revenue from our television segment. For the twelve months ended September 30, 2011, we generated net revenue of $137.7 million, operating income of $34.8 million and Adjusted EBITDA of $45.2 million.

We operate three of the top six Spanish-language radio stations in the United States based on the average number of listeners per quarter-hour, including our New York station (WSKQ-FM), which delivered the highest listenership among all Spanish-language radio stations in the United States, according to the 2011 Hispanic Fact Pack. Our radio stations are located in Los Angeles, New York, Puerto Rico, Miami, Chicago and San Francisco.

U.S. Hispanic population rank (1)	Our radio market	2010 Hispanic population in market (in millions) (1)	2010 Total population in market (in millions) (1)	% of total market population that is Hispanic (1)	% of total U.S. Hispanic population (1) (2)	Number of radio stations we operate in the market
1	Los Angeles	8.1	17.6	44%	15%	2
2	New York	4.6	21.3	21%	8%	2
3	Puerto Rico	3.7	3.7	99%	7%	11
5	Miami	2.0	4.3	45%	4%	4
6	Chicago	2.0	9.9	19%	4%	1
8	San Francisco	1.6	6.9	22%	3%	1

Total		22.0	63.7	34%	41%	21

(1)	Based on 2010 population estimates in the Synovate 2010 Diversity Markets Report and the 2010 Hispanic Census Brief.
(2)	Represents the Hispanic population in each respective market divided by the total U.S. Hispanic population.

Our Industry

In 2010, the broadcast radio industry generated approximately $15.2 billion in advertising revenue, a 7.2% increase over 2009 and is projected to grow by approximately 11% from 2010 to 2015, according to the 2011 SNL/Kagan report U.S. Market Trends & Data for all Major Media. According to a 2010 Media Dynamics report, radio reaches 95% of Americans each month and provides the second highest daily exposure of any media, with U.S. adults listening to approximately 2.4 hours of radio per day. Over the years, broadcast radio has remained a powerful medium on the strength of its unique combination of reach, localism and attractive advertiser economics relative to other media. Over the past 20 years, radio advertising has consistently represented approximately 7% of the overall U.S. advertising spending, based on data from SNL/Kagan and Media Dynamics: Intermedia Dimensions (2010). Radio’s focus on local markets and cost efficient pricing make it an effective and attractive advertising medium, with a majority of all radio advertising in 2011 being purchased by local spot advertisers and the remaining time being purchased by national spot and national network advertisers. Furthermore, with 73% of all radio listening taking place in the car and weekday in-car travel time increasing approximately 11% from 2003 to 2011, according to Arbitron: Media and Entertainment in the Car (2011) and GfK MRI Doublebase 2010, we believe these trends will lead to greater radio listenership and increased radio advertising in the future.

Television continues to be the dominant entertainment medium in the United States. According to a 2011 Nielsen report, 96.7% of all U.S. households have a television, and the average Hispanic adult views 4.6 hours of television daily. In 2010, the television broadcast industry generated approximately $69 billion in advertising revenue. Broadcast television garners the largest share of U.S. Hispanic advertising spending at approximately 67.8% of 2010 advertising dollars, with cable television accounting for 2.8%, according to the 2011 Hispanic Fact Pack.

Hispanic Market Opportunity

The U.S. Hispanic population is the largest ethnic minority group and the fastest growing U.S. consumer market in the United States, according to the Selig Center for Economic Growth August 2010 report. We believe that we are well positioned to benefit from the projected growth in population and purchasing power of the U.S. Hispanic population and the expected shift of advertising dollars to Hispanic media. We believe that targeting the Hispanic market is attractive for the following reasons:

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Hispanic Population Growth.    Between 2000 and 2010, the U.S. Hispanic population increased by 43.0%, compared to 4.9% for the non-Hispanic population. In 2010, Hispanics comprised 16.3% of the U.S. population and nearly one out of every six individuals living in the United States was of Hispanic origin. The U.S. Hispanic population grew at more than eight times the rate of the non-Hispanic population from 2000 to 2010 and is projected to grow to 30% of the U.S. population by 2050, according to the U.S. Census Bureau.

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Growth in Hispanic Purchasing Power.    The U.S. Hispanic population accounted for an estimated $1.0 trillion of purchasing power in 2010, which is estimated to grow to $1.5 trillion by 2015. U.S. Hispanic purchasing power increased by 107.5% between 2000 and 2010 and accounted for 9.3% of all U.S. purchasing power in 2010.

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Spanish-Language Advertising Spending.    Advertisers spent an estimated $6.8 billion on Spanish-language media advertising in 2010, according to the 2011 Hispanic Fact Pack. This amount has more than tripled since 2000 when Hispanic advertising expenditures totaled $2.1 billion according to Hispanic Business Magazine, December 2001. As advertisers increasingly recognize the purchasing power of the U.S. Hispanic population, especially in markets with high Hispanic concentration, we believe that Spanish-language advertising will continue to increase.

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Re-balancing of Advertising Spending Towards Hispanic Media.    While U.S. Hispanic purchasing power represented 9.3% of the total U.S. purchasing power in 2010, only 3.3% of advertising spending is directed toward U.S. Hispanic media. As advertisers seek to tap the large and growing Hispanic market, we believe they will allocate additional advertising dollars to the Hispanic market. We believe we are well positioned to capitalize on the growing Hispanic advertising market given our attractive position in the top seven U.S. Hispanic markets, including Puerto Rico, ranked by purchasing power.

The above market opportunity information is based on data provided by the Selig Center for Economic Growth, Terry College of Business, The University of Georgia, August 2010, the 2011 Hispanic Fact Pack, Annual Guide to Hispanic Marketing and Media, 2011 Edition and the 2010 Hispanic Census Brief.

Our Strengths

Strong Presence in Largest U.S. Hispanic Markets.    We operate in the top seven U.S. Hispanic markets ranked by purchasing power, estimated to represent over 45% of U.S. Hispanic purchasing power in 2010 (for Puerto Rico, based on GDP purchasing power parity data): Los Angeles, New York, Puerto Rico, Miami, San Francisco, Chicago and Houston. We operate three of the top six Spanish-language radio stations across the United States. Our New York station (WSKQ-FM) ranks first among Spanish-language stations. The Los Angeles and New York markets, where we consistently have a top-three-rated Spanish-language radio station, have the largest and second largest U.S. Hispanic populations, respectively. New York and Los Angeles are also the largest and second largest overall radio markets in the United States measured by advertising revenue. In addition, MegaTV reaches markets with over 15% of U.S. Hispanics.

Strong Portfolio of Branded Media Franchises.    Because of our history with Hispanic-focused media, we believe that we have been able to develop strong relationships with the Hispanic audiences in our markets and create strong brand loyalty. Our listeners enjoy music from popular and emerging artists as well as updated local information on weather, news and general entertainment. As an example of the power of our brand, our New York station (WSKQ-FM) delivered the highest listenership among all Spanish-language radio stations in the United States, according to the 2011 Hispanic Fact Pact. Our live concerts and events provide our advertisers additional opportunities to reach their target audiences as well as allow us to cross-promote our brands and diversify our revenue base.

Diversification Across Media Platforms, Geography and Customers.    Our programming reaches audiences across U.S. Hispanic communities and across various media distribution platforms. We sell our advertising time both nationally and locally and generate substantially all of our revenue from the sale of advertising time to a broad and geographically diverse customer base. The diversification of our stations across several local markets helps to mitigate any revenue decline in a specific geography. Additionally, in 2010, no single advertiser generated more than 5% of our consolidated revenue. Our advertisers include advertisers in the automotive, retail, telecommunications and healthcare industries, among others. In addition to advertising revenue, we also generate subscription and retransmission fee revenue from MegaTV.

Attractive Business Model.    Our strong margins and low levels of capital expenditures enable us to generate high levels of cash flows from operating activities. For the twelve months ended September 30, 2011, we generated an Adjusted EBITDA margin of 33% and cash flows from operating activities of $28.6 million. We also benefit from an attractive cost structure that provides significant operating leverage while allowing us ongoing operating flexibility. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of our net revenue.

Experienced Management Team.    Led by Raúl Alarcón, our Chairman, Chief Executive Officer and President, our senior management team has, on average, over 20 years of experience in the broadcasting sector. Importantly, the Alarcón family has been involved in Spanish-language radio broadcasting since the 1950s, when the late Mr. Pablo Raúl Alarcón, Sr., our former Chairman Emeritus, established his first radio station in Camagüey, Cuba. We believe that our experienced management team gives us a unique understanding of the various Hispanic ethnic and cultural subgroups and allows us to effectively tailor our broadcast programming, websites and concerts accordingly.

Our Strategy

Develop Market Leading Station Clusters in High Growth Hispanic Markets.    We believe Hispanic media will gain revenue share as a result of the growing U.S. Hispanic population and purchasing power. Given our knowledge of, and experience with, the U.S. Hispanic marketplace and our established position in the top seven U.S. Hispanic markets, including Puerto Rico, ranked by purchasing power, we will continue to focus on reaching, and maximizing revenue in, high growth Hispanic markets. We believe that operating multiple stations in the same markets enables us to achieve operating efficiencies and cost savings. We pursue a strategy of creating broadcast station clusters that reach a critical mass of our target audience and marketing resources necessary to aggressively pursue incremental advertising revenue.

Leverage Our Proprietary Content Across Our Media Platforms.    We will continue to monetize our content across multiple platforms, including radio, broadcast and pay television and live events, as well as emerging media alternatives. We use our media platforms and relationships with Hispanic celebrities and talent to produce unique programming and content for our television and radio properties. Concerts and special promotional appearances form an important part of our marketing strategy and provide us with significant local market exposure. We also develop content from these events and create opportunities to sell, market and distribute that content through our websites and other media, providing our advertising partners with attractive advertising solutions. For example, we are developing a pay-per-view production of a recent series of Shakira concerts hosted in Puerto Rico. In addition to the potential revenue from the related pay-per-view series, the event allowed us to promote our brands to increase our radio audience and drive increased advertising revenue. In addition, as the media landscape evolves, we are developing our key broadcast programs, on-air personalities and brands for consumption as downloadable video and interactive content.

Maintain Cost Discipline.    We employ a regimented managerial approach to operating our media outlets. We emphasize control of our operating costs through detailed budgeting, continuous review of staffing levels and expenses and vendor analysis. During the recent economic downturn, we have been highly focused on reducing our costs and believe we have significantly streamlined our cost structure to provide a foundation for growth. From 2008 to 2010, we decreased our operating costs (includes engineering and programming expenses, selling, general and administrative expenses and corporate expenses) by 33%, or $47.4 million, while maintaining an attractive, diverse array of talent and content.

Grow Our Television Business.    Television is the largest Hispanic media market in the United States, with approximately 70.5% of the total U.S. Hispanic advertising spending. In 2010 the U.S. Hispanic television industry generated $4.8 billion of revenue, according to the 2011 Hispanic Fact Pack. Our radio stations and experience in the Hispanic media and radio market in the United States and Puerto Rico give us a powerful platform, knowledge base and relationships on which to build our growing television business. We utilize our market knowledge to create distinctive television programs tailored to our target audiences’ preferences. We believe that MegaTV will capitalize on these insights as the reach of our television programming continues to grow. Additionally, our television business offers attractive cross-promotional opportunities with our radio stations.

Maintain Strong Community Involvement.    We have been, and will continue to be, actively involved in the local communities that we serve. Our broadcast stations participate in numerous community programs, fundraisers and activities benefiting the local community and Hispanics abroad. Examples of our community involvement include free public service announcements, free events designed to promote family values within the local Hispanic communities, extensive coverage of world events that have an impact on the U.S. Hispanic population as well as charitable contributions to organizations that benefit the local Hispanic communities in which we operate. Our community involvement also allows us to keep abreast of shifting audience preferences, further tailor our content and enhance broadcast station loyalty.

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